UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2020

BLOW & DRIVE INTERLOCK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-55053	46-3590850
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1427 S. Robertson Blvd.

Los Angeles, CA 90035

(Address of principal executive offices) (zip code)

(877) 238-4492

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered

None	None

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On October 2, 2020, The Doheny Group, LLC, an entity controlled by our sole officer and director, agreed to sell all of its common stock and Series A Preferred Stock pursuant to the terms of a Stock Purchase Agreement (the “Agreement”). Under the terms of the Agreement, if the parties meet certain pre-closing conditions, then the Doheny Group, LLC will sell 110,617,521 shares of our common stock and 1,000,000 shares of our Series A Preferred Stock to Song Dai. The shares represent approximately 84.83% of the issued and outstanding shares of our common stock, 100% of our Series A Preferred Stock, and 91.41% of the voting power of all securities of our company, which would result in a change in control. In addition, if the pre-closing conditions are satisfied under the Agreement, then at Closing, our sole officer and director will resign, we will appoint new officers and directors, and we will sell our current assets and operations to a private company in exchange for the private company assuming all of our liabilities at closing. We were a party to the Agreement for the purpose of acknowledging certain representations and warranties about the company in the Agreement. We are not issuing any additional securities, or receiving any money, as a result of the closing of the transactions contemplated by the Agreement. The description of the Agreement set forth in this report is qualified in its entirety by reference to the full text of that document, which is attached hereto as Exhibit 10.1.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1	Stock Purchase Agreement dated October 2, 2020 by and between Blow & Drive Interlock Corporation and Song Dai.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 5, 2020	Blow & Drive Interlock Corporation
a Delaware corporation

/s/ David Haridim
By: David Haridim
Its: Chief Executive Officer and Chief Financial Officer

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